NEWS BULLETIN
M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE
FOR IMMEDIATE RELEASE
MONDAY, APRIL 18, 2005

Contact:	Paris G. Reece III	Guaylon Arnic
	Chief Financial Officer	Director of Corporate Development
	(303) 804-7706	(303) 804-6980
	greece@mdch.com	garnic@mdch.com

M.D.C. HOLDINGS REPORTS 35% INCREASE IN
2005 FIRST QUARTER EARNINGS PER SHARE

•	Earnings per share of $1.86 vs. $1.38 a year ago

•	Record first quarter net income of $84.6 million, up 39%

•	Highest ever first quarter revenues of $933.9 million, a 22% increase

•	Record home orders, home closings and quarter-end backlog

•	Home gross margins of 28.4%, up 220 basis points

•	After-tax return on equity (LTM) of 32.3%

•	Net debt-to-capital ratio of .26

      DENVER, Monday, April 18, 2005 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced earnings per share for the three months ended March 31, 2005 of $1.86, the highest first quarter earnings per share in the Company’s history and 35% above the $1.38 earned for the same period in 2004. In addition, MDC achieved first quarter records for home closings, revenues and net income, and the Company’s highest ever home gross margins.

      “We are off to the best start to any year in our history,” stated Larry A. Mizel, MDC’s chairman and chief executive officer. “This performance is an extension of our successes in 2004, a year in which we established our Company as a leader in earnings growth and operating returns, and for which we recently achieved recognition for the first time as one of the Fortune 500 largest companies in America based on total revenues. We are especially proud that, in the key category of total returns to shareholders, MDC was ranked among the top five of all Fortune 500 companies in returns over the last five and ten-year periods.”

      Mizel continued, “During the 2005 first quarter, we continued to build on these achievements to establish new first quarter highs in both revenues and earnings per share for the seventh consecutive year. Our commitment to homebuilding markets that exhibit the important

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M.D.C. HOLDINGS, INC.

characteristics of strong demand for homes, significant job growth and a constrained supply of available lots enabled us to improve our home gross margins and produce after-tax returns on revenues, assets and equity that rank among the best in our industry. We experienced increased benefits from the geographic diversification of our operations, as the new divisions we established over the last three years contributed to our results at an increased pace. Our continued focus on the balance sheet and maintaining our financial flexibility resulted in a debt-to-capital ratio, net of cash, of .26 at March 31, 2005, one of the industry’s lowest, as well as a 77% increase in our cash and available borrowing capacity. This capacity was aided by the January increase in the amount available under our homebuilding line of credit from $700 million to $1.058 billion.”

      Mizel concluded, “Our record performance during the 2005 first quarter, combined with the significant growth in our active communities and our record March 31st backlog of 7,893 homes with an estimated sales value of $2.43 billion, provide a platform for successfully achieving our goals to produce new highs for revenues and earnings in 2005.”

Highest Homebuilding Profits in Company History

      First quarter 2005 operating profits from the Company’s homebuilding operations reached a record $162.5 million, representing an increase of 43% from the $113.4 million earned during the same period in 2004. This increase can be attributed to record levels of home closings and home gross margins, as well as a significant increase in the average selling price of homes closed. As announced earlier this month, the Company closed 3,158 homes for the quarter ended March 31, 2005, an increase of 9% from the same period in 2004. Home gross margins increased 220 basis points to 28.4% for the three months ended March 31, 2005, compared with 26.2% for the same period in 2004. The average selling price of homes closed increased to $290,300 for the first quarter of 2005, compared with $256,500 for the same period in 2004.

      Paris G. Reece III, MDC’s executive vice president and chief financial officer, said, “We realized significant year-over-year improvements in operating results in Nevada, Virginia and Northern California. Higher home closings, improved home gross margins and increases in average selling prices of more than $75,000 contributed to increased profits in each of these markets. In particular, we continued to benefit from home gross margins in Nevada that were significantly higher than the Company average, primarily due to substantial price increases in the first half of 2004 that resulted from the extraordinary demand for homes in this market during that time. Each of our homebuilding operations, except Texas, experienced higher year-over-year average home selling prices during the 2005 first quarter. In addition, we received increased contributions to our bottom line from our relatively new divisions in Utah, Jacksonville and Texas.”

      Reece continued, “As stated previously, extreme wet weather conditions experienced in Southern California, Arizona and Nevada throughout the first quarter not only hampered our

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M.D.C. HOLDINGS, INC.

ability to close homes in the current quarter, but impaired development activities and community openings that will delay home closings originally anticipated in the 2005 second quarter. As a result, we do not expect to recover the number of home closings delayed from the first quarter until the latter half of this year. In addition, although the average selling price in our backlog increased from December 31, 2004 levels, much of this increase is the result of relatively higher orders taken in high-priced markets for homes that will not be delivered until late this year and early next year. This, combined with a higher relative number of expected home closings in the second quarter in Utah, Jacksonville, Texas and Arizona, should result in average selling prices in the 2005 second quarter that are only slightly higher than those realized in the same period in 2004. Despite these factors, we should produce earnings per share in the 2005 second quarter that exceed those produced in the comparable period a year ago.”

      Reece concluded, “We anticipate that our active community count will approach 300 by the end of the third quarter and should exceed 300 by the end of the year, which should support our continued growth and record earnings. This anticipated increase in active communities will be aided by the successful increase in our supply of lots owned and controlled to almost 41,000 at March 31, 2005, up 28% from last year.” Our community growth primarily will be driven by new community openings in Nevada, Southern California, Phoenix and Colorado. Also, we plan to add communities in each of our new operations in Utah, Chicago, Florida and the Delaware Valley.

      Operating profits from the Company’s financial services business were $2.8 million for the quarter ended March 31, 2005, compared with $4.7 million for the same period in 2004. The reduction in first quarter profits primarily resulted from the more competitive mortgage pricing environment, which contributed to lower gains on sales of mortgage loans.

      MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Jacksonville, Northern California and Southern California. MDC also has established operating divisions in Dallas/Fort Worth, Houston, West Florida, Philadelphia/Delaware Valley and Chicago. For more information about our Company, please visit www.richmondamerican.com.

Forward-Looking Statements

      Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any

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future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control. Additional information about the risks and uncertainties applicable to the Company’s business is contained in the Company’s Form 10-K for the period ended December 31, 2004, which was filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M.D.C. HOLDINGS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
REVENUES
Homebuilding	$921,330	$748,864
Financial Services	11,598	14,448
Corporate	988	292

Total Revenues	$933,916	$763,604

NET INCOME
Homebuilding	$162,510	$113,445
Financial Services	2,847	4,657

Operating Profit	165,357	118,102
Corporate general and administrative expense, net	(29,428)	(18,284)

Income before income taxes	135,929	99,818
Provision for income taxes	(51,298)	(38,917)

Net Income	$84,631	$60,901

EARNINGS PER SHARE
Basic	$1.95	$1.44

Diluted	$1.86	$1.38

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	43,458	42,306

Diluted	45,564	44,282

DIVIDENDS DECLARED PER SHARE	$.150	$.087

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M.D.C. HOLDINGS, INC.
Business Segment Results
(In thousands)

	Three Months Ended
	March 31,
	2005	2004
HOMEBUILDING
Home sales	$916,831	$746,429
Land sales	1,296	—
Other revenues	3,203	2,435

Total Homebuilding Revenues	921,330	748,864

Home cost of sales	656,780	551,024
Land cost of sales	790	—
Marketing	48,164	43,168
General and administrative	53,086	41,227

Total Homebuilding Costs and Expenses	758,820	635,419

Homebuilding Operating Profit	162,510	113,445

FINANCIAL SERVICES
Interest revenues	527	930
Origination fees	6,141	5,264
Gains on sales of mortgage servicing	678	616
Gains on sales of mortgage loans, net	3,247	6,777
Mortgage servicing and other	1,005	861

Total Financial Services Revenues	11,598	14,448

General and administrative	8,751	9,791

Financial Services Operating Profit	2,847	4,657

Total Operating Profit	165,357	118,102

CORPORATE
Interest and other revenues	988	292
Other general and administrative expenses	(30,416)	(18,576)

INCOME BEFORE TAXES	$135,929	$99,818

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M.D.C. HOLDINGS, INC.
Selected Financial Data
(Dollars in thousands, except per share amounts)

	March 31,	December 31,	March 31,
	2005	2004	2004
BALANCE SHEET DATA
Stockholders’ Equity Per Share Outstanding	$34.72	$32.80	$25.45
Stockholders’ Equity	$1,516,458	$1,418,821	$1,078,616
Homebuilding and Corporate Debt	746,392	746,310	497,748

Total Capital (excluding mortgage lending debt)	$2,262,850	$2,165,131	$1,576,364

Cash and Cash Equivalents	$226,834	$408,150	$99,079

Unrestricted Cash/Available Borrowing Capacity Under Lines of Credit	$1,208,311	$1,050,954	$680,957

Ratio of Homebuilding and Corporate Debt to Equity	.49	.53	.46
Ratio of Homebuilding and Corporate Debt to Capital	.33	.34	.32
Ratio of Homebuilding and Corporate Debt to Capital (net of cash)	.26	.19	.27

Housing Completed or Under Construction Inventories	$904,474	$851,628	$794,943
Land and Land Under Development Inventories	$1,307,240	$1,109,953	$847,282

Corporate and Homebuilding Interest Capitalized	Quarter	Full Year	Quarter

Interest Capitalized in Inventories at Beginning of Period	$24,220	$20,043	$20,043
Interest Incurred During the Period	10,815	32,879	7,366
Interest in Home and Land Cost of Sales for the Period	(7,294)	(28,702)	(6,362)

Interest Capitalized in Inventories at End of Period	$27,741	$24,220	$21,047

Interest Capitalized as a Percent of Inventories	1.3%	1.2%	1.3%

	Three Months Ended
	March 31,
	2005	2004
OPERATING DATA

Interest in Home Cost of Sales as a Percent of Home Sales Revenues	0.8%	0.8%
Homebuilding and Corporate SG&A as a Percent of Home Sales Revenues.	14.4%	13.8%
Depreciation and Amortization	$9,994	$8,930

Home Gross Margins	28.4%	26.2%

After-Tax Return on Revenues	9.1%	8.0%
After-Tax Return on Average Assets (Rolling 12 months ended)	16.8%	12.8%
After-Tax Return on Average Equity (Rolling 12 months ended)	32.3%	25.0%

Cash Used in Operating Activities	$(117,508)	$(43,220)
Cash Used in Investing Activities	$(4,663)	$(2,299)
Cash Used in Financing Activities	$(59,145)	$(28,967)

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in thousands)

	March 31,	December 31,	March 31,
	2005	2004	2004
LOTS OWNED AND CONTROLLED
Lots Owned	24,021	20,760	18,692
Lots Under Option	16,895	21,164	13,272
Homes Under Construction (including models)	6,056	5,573	5,106

LOTS OWNED AND CONTROLLED BY MARKET
(excluding homes under construction)
Arizona	10,814	11,151	7,477
California	4,064	4,428	3,451
Colorado	5,581	5,859	5,186
Florida	3,979	3,574	1,081
Illinois	873	711	45
Maryland	1,803	1,856	1,721
Nevada	5,464	5,775	5,880
Philadelphia/Delaware Valley	923	1,035	—
Texas	2,150	2,336	2,399
Utah	1,385	1,078	1,459
Virginia	3,880	4,121	3,265

Total Company	40,916	41,924	31,964

ACTIVE SUBDIVISIONS
Arizona	42	32	42
California	28	22	25
Colorado	55	53	55
Florida	18	18	11
Illinois	4	1	—
Maryland	14	11	10
Nevada	34	31	20
Philadelphia/Delaware Valley	4	2	—
Texas	24	24	20
Utah	18	22	14
Virginia	24	26	28

Total Company	265	242	225

	Three Months Ended
	March 31,
	2005	2004
AVERAGE SELLING PRICE PER HOME CLOSED
Arizona	$203.3	$191.0
California	518.5	386.9
Colorado	282.5	261.5
Florida	186.4	170.6
Illinois	401.9	—
Maryland	423.7	419.5
Nevada	288.8	206.6
Texas	155.1	161.6
Utah	212.9	174.4
Virginia	484.2	408.2
Company Average	$290.3	$256.5

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)

	Three Months Ended
	March 31,
Orders For Homes, net (units)	2005	2004
Arizona	1,152	910
California	531	826
Colorado	664	691
Florida	320	109
Illinois	29	—
Maryland	145	124
Nevada	750	1,030
Philadelphia/Delaware Valley.	43	—
Texas	321	271
Utah	248	176
Virginia	343	292

Total	4,546	4,429

Cancellation Rate	20.2%	18.6%

Homes Closed (units)
Arizona	796	870
California	386	476
Colorado	448	478
Florida	295	71
Illinois	5	—
Maryland	74	70
Nevada	609	568
Philadelphia/Delaware Valley.	—	—
Texas	165	70
Utah	168	104
Virginia	212	203

Total	3,158	2,910

	March 31,	December 31,	March 31,
Backlog (Units)	2005	2004	2004
Arizona	2,499	2,143	1,373
California	952	807	1,469
Colorado	908	692	947
Florida	663	638	142
Illinois	42	18	—
Maryland	296	225	323
Nevada	887	746	1,348
Philadelphia/Delaware Valley	66	23	—
Texas	412	256	344
Utah	369	289	223
Virginia	799	668	943

Total	7,893	6,505	7,112

Backlog Estimated Sales Value	$2,430,000	$1,920,000	$2,080,000

Estimated Average Selling Price of Homes in Backlog	$307.9	$295.2	$292.5

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